MANAGEMENT FEE WAIVER AGREEMENT

February 7, 2025

KKR Income Opportunities Fund

555 California Street

50th Floor

San Francisco, CA 94104

Dear Ladies and Gentlemen:

This letter (the “Agreement”) will confirm the agreement between KKR Income Opportunities Fund (the “Fund”) and KKR Credit Advisors (US) LLC (“KCA”), as follows:

1.	The Fund is a diversified, closed-end management investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended (the “1940 Act”).

2.

Pursuant to an Investment Advisory Agreement dated July 25, 2013 between the Fund and KCA (the “Investment Advisory Agreement”), the Fund has retained KCA to provide the Fund with investment advisory and certain other services. Pursuant to the Investment Advisory Agreement, the Fund has agreed to pay to KCA a base management fee at an annual rate of 1.10% of the average daily value of the Fund’s Managed Assets (the “Management Fee”). “Managed Assets” means the total assets of the Fund (including any assets attributable to borrowings for investment purposes) minus the sum of the Fund’s accrued liabilities (other than liabilities representing borrowings for investment purposes).

3.

Pursuant to this Agreement, KCA agrees to waive the Management Fee it is entitled to receive from the Fund pursuant to the Investment Advisory Agreement to the extent necessary to limit its Management Fee to 0.99% of the average daily value of the Fund’s Managed Assets for a period of twelve months, effective as of the closing date of the proposed reorganization pursuant to which the Fund would acquire all of the assets of Insight Select Income Fund (the “Effective Date”).

4.	KCA may not seek reimbursement from the Fund with respect to the Management Fee waived pursuant to this Agreement.

5.

This Agreement shall become effective as of the Effective Date and continue for a period of twelve months from the Effective Date, at which time this Agreement shall terminate unless otherwise agreed to in writing by the parties. In addition, this Agreement shall terminate upon termination of the Investment Advisory Agreement.

6.

Nothing herein contained shall be deemed to require the Fund to take any action contrary to the Fund’s Amended and Restated Declaration of Trust or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Fund’s Board of Trustees of its responsibility for and control of the conduct of the affairs of the Fund.

7.

Any question of interpretation of any term or provision of this Agreement, including but not limited to the Management Fee, the computations of Managed Assets, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Investment Advisory Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Investment Advisory Agreement or the 1940 Act.

8.

If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not be affected thereby.

9.

It is expressly agreed that the obligations of the Fund hereunder shall not be binding upon any of the Fund’s Trustees, shareholders, nominees, officers, agents or employees of the Fund personally, but shall bind only the trust property of the Fund. This Agreement has been signed and delivered by an officer of the Fund, acting as such, and the execution and delivery by such officer shall not be deemed to have been made by any Trustee or officer individually or to impose any liability on any of them personally, but shall bind only the trust property of the Fund, as provided in the Fund’s Amended and Restated Declaration of Trust, as amended from time to time.

10.

This Agreement constitutes the entire agreement between the Fund and KCA with respect to its subject matter and may be amended or modified only by a writing signed by duly authorized officers of both the Fund and KCA.

[The remainder of the page has been intentionally left blank. The signature page follows.]

If the foregoing correctly sets forth the agreement between the Fund and KCA, please so indicate by signing and returning to the Fund the enclosed copy hereof.

Very truly yours,

KKR INCOME OPPORTUNITIES FUND

By:	/s/ Mike Nguyen
Name: Mike Nguyen
Title: Chief Compliance Officer

ACCEPTED:

KKR CREDIT ADVISORS (US) LLC

By:	/s/ Noah Greenhill
Name: Noah Greenhill
Title: General Counsel

3